Exhibit 99.1

CONTACT:	Stephen A. Feldman
Chief Financial Officer
212-590-6200

FD
Leigh Parrish, Caren Villarreal
212-850-5651; 212-850-5633

dELiA*s, INC. ANNOUNCES THIRD QUARTER FISCAL 2008 RESULTS

•	Revenue from continuing operations increases by 9.5%; comparable store sales increase of 7.6%

•	Operating margin improves by 250 basis points

New York, NY – November 25, 2008 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting girls and young women between the ages of 12 and 19, today announced the results for the third quarter ended November 1, 2008.

dELiA*s, Inc. results for the third quarter of 2008 reflect CCS as a discontinued operation for all periods presented. The Company completed its sale of the CCS business on November 5, 2008. Upon closing of the transaction, the Company received $103.2 million in cash proceeds. All financial results in this press release are for continuing operations only unless otherwise stated.

The Company reported total revenue from continuing operations of $56.9 million compared with $52.0 million for the third quarter of 2007. Net income for the third quarter from continuing operations was $0.9 million, or $0.03 per diluted share, versus a loss of $2.7 million, or $(0.09) per diluted share for the third quarter of 2007. Net income for the third quarter of 2008 included a $4.3 million tax benefit in continuing operations compared to a tax benefit of $1.6 million in the third quarter of 2007. The incremental tax benefit recorded in the third quarter to reflect the benefit on the accumulated year-to-date loss was $3.1 million, or $0.10 per share. Net income for the third quarter, including the results of discontinued operations, was $3.5 million, or $0.11 per diluted share versus last year’s net income of $12 thousand, or $0.00 per diluted share.

Robert Bernard, Chief Executive Officer, commented, “We are very pleased with our improved performance for the third quarter and the Back to School selling period, which, as we have said, we viewed as an important inflection point for our business. Our trend of retail comparable store sales increases and margin growth continued for a third consecutive quarter. We believe that this positive momentum is largely attributable to our improved merchandise assortment and our careful edit of the dELiA*s brand, which has been gaining traction with our customers, even in this difficult economic environment.”

“After the close of the quarter, we also completed the strategic sale of our CCS business, which provided our Company with added financial flexibility and a strengthened balance sheet, both of which are particularly important in the current environment,” continued Mr. Bernard. “While we are confident in our merchandise assortment as we enter the holiday season, given current retail trends, we are prepared to make the necessary adjustments to our promotional cadence to continue to drive sales. Overall, we are excited about the long-term prospects for our business and view this challenging environment as an opportunity to demonstrate the differentiation of our brands and increase the acceptance of our product by our core customer.”

Fiscal Third Quarter Results

Total revenue from continuing operations increased 9.5% to $56.9 million from $52.0 million in the third quarter of fiscal 2007. Revenue from the retail segment increased 19.4% to $32.6 million, or 57.2% of total revenue. Revenue from the direct segment was $24.4 million, or 42.8% of total revenue, versus $24.7 million last year. As previously noted, direct segment results for the third quarters of 2008 and 2007 reflect the subsequent sale of the Company’s CCS business and the results from this business are reported as discontinued operations.

Total gross margin increased to 37.0% in the third quarter of fiscal 2008 as compared to 36.6% in the third quarter of fiscal 2007. The increase was driven primarily by higher merchandise margins at dELiA*s retail, reflecting improvements in initial mark-ups and full price selling. These improvements were partially offset by higher shipping costs in the direct segment, as well as the “mix” impact of the retail segment’s higher proportion of total sales.

Selling, general and administrative (SG&A) expenses were $23.6 million in the third quarter compared to $23.2 million in the third quarter of fiscal 2007. As a percentage of sales, SG&A improved to 41.5% for the third quarter of fiscal 2008 compared to 44.7% for the prior year’s quarter. The improvement in SG&A as a percent of sales was primarily due to the Company’s ability to leverage selling and other operating expenses on increased sales. The overhead expenses which had been previously allocated to the CCS business have now been reallocated to continuing operations in both 2008 and 2007. These costs are approximately $6.8 million on an annualized basis.

In the third quarter, the Company recorded a noncash impairment charge of $574 thousand related to an underperforming store location that was opened in 2005.

The operating loss for the third quarter of 2008, including the above impairment charge, was $3.1 million, an improvement of approximately $1.0 million, or a 250 basis point improvement as a percentage of sales compared to last year.

Income from discontinued operations, net of income taxes, was $2.6 million in this year’s third quarter compared to $2.7 million in last year’s comparable quarter. Included in this year’s pre-tax results for discontinued operations was $550 thousand of professional fees incurred during the quarter related to the sale of CCS.

Results by Segment

Retail Segment Results

Total revenue for the retail segment increased 19.4% to $32.6 million from the third quarter of fiscal 2007. Retail comparable store sales increased 7.6% for the third quarter compared with a decrease of 1.5% for the fiscal third quarter of 2007. Gross margin for the retail segment, which includes distribution, occupancy and merchandising costs, increased to 30.0% from 27.2% in the prior year period due to improvement in product margins, as well as leverage of occupancy costs. SG&A expenses, which include allocated overhead, were $11.5 million, or 35.4% of sales, in the third quarter compared to $10.8 million, or 39.8% of sales in the prior year period, reflecting the leveraging of store selling expenses. The quarterly operating loss for the retail segment, including the $574 thousand noncash impairment charge, improved to $2.3 million compared with an operating loss of $3.4 million in the prior year period.

The Company opened two store locations during the third quarter of fiscal 2008, ending the period with 96 stores.

Direct Segment Results

Total revenue for the direct segment was $24.4 million, a 1.4% decrease. Sales were impacted by a shifting of catalog circulation from the third quarter to the fourth. Gross margin for the direct segment decreased to 46.3% from 47.1% due primarily to increases in postage and handling costs attributable to fuel surcharges. SG&A expenses, which include allocated overhead, were $12.1 million, or 49.7% of sales compared to $12.4 million, or 50.1% of sales in the prior year period, reflecting the reductions in catalog circulation in both brands. The quarterly operating loss for the direct segment was $0.8 million compared with an operating loss of $0.7 million in the prior year period.

First Nine Months Results

For the nine-month period ended November 1, 2008, total revenue from continuing operations increased 10.4% to $148.4 million from revenue of $134.4 million for the nine-month period of 2007. The net loss for continuing operations for the first nine months of 2008 reflected a tax benefit of $6.3 million, which included the aforementioned $3.1 million incremental tax benefit, compared to a tax benefit of $3.7 million for the prior nine-month period. The fourth quarter gain on the sale of CCS, which is discussed below, enables the Company to recognize a consolidated tax benefit for the period. The net loss for the current year’s nine-month period also included the impact of the aforementioned $574 thousand impairment charge. The net loss for the nine-month period, including the results of discontinued operations, was $5.4 million, or $0.17 per diluted share, compared with a net loss of $8.3 million, or $0.27 per diluted share for prior year period.

For the nine-month period ended November 1, 2008, total gross margin was 34.9% compared to 34.7% for the same period the prior year. SG&A expenses were $68.4 million, or 46.1% of sales, for the first nine months of fiscal 2008 compared to $64.3 million, or 47.9% of sales, for the prior fiscal year period.

Sale of CCS and Corporate Right-Sizing

The Company expects that as a result of the sale of CCS, a pre-tax gain of approximately $48.5 million will be recorded in the fourth quarter of fiscal year 2008. The gain reflects the allocation of $28.1 million of nondeductible goodwill to the business. The resulting income taxes of approximately $31 million are expected to be reduced by the utilization of the available NOL carryforwards. The Company expects that the benefit of this utilization will approximate $3.2 million, or $0.10 per diluted share, and will be reflected in the fourth quarter.

Additionally, as a result of the sale of the CCS, the Company expects to implement a corporate restructuring process intended to reduce its cost structure to levels appropriate to support its two remaining core brands. The Company anticipates total restructuring costs of approximately $1.4 million, the majority of which is expected to be recorded in the fourth quarter of fiscal 2008. The estimated annualized cost savings from the Company’s restructuring process is expected to be approximately $4.0 million.

Supplemental Disclosures

Additional comparable historical information for the most recent eleven quarters and the full years ended February 2, 2008 and February 3, 2007 is provided in the attached tables in order to reflect the CCS business as discontinued operations.

Conference Call and Webcast Information

A conference call to discuss fiscal 2008 third quarter results is scheduled for Tuesday, November 25, 2008 at 4:30 p.m. Eastern Time. The conference call will be webcast live at www.deliasinc.com. A replay of the webcast will be available on the Company’s website for one year. A replay of the conference call will be available until December 25, 2008 by dialing (888) 286-8010, pass code 95924165.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of two lifestyle brands primarily targeting girls and young women between the ages of 12 and 19. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	November 1, 2008	February 2, 2008	November 3, 2007
	(unaudited)		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,966	$11,399	$8,592
Inventories, net	40,208	27,423	33,423
Prepaid catalog costs	5,344	3,666	5,770
Other current assets	6,396	6,641	7,879
Assets of discontinued operations held for sale	46,905	44,594	47,885

Total current assets	106,819	93,723	103,549
Property and equipment, net	54,423	51,901	51,801
Goodwill	12,073	12,073	12,073
Intangible assets, net	2,447	2,517	2,541
Other assets	196	317	382

Total assets	$175,958	$160,531	$170,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$30,190	$22,611	$26,911
Bank loan payable	13,813	—	12,169
Current portion of mortgage note payable	2,260	203	2,453
Accrued expenses and other current liabilities	26,676	30,351	29,055
Liabilities held for sale	330	—	—

Total current liabilities	73,269	53,165	70,588
Deferred credits and other long-term liabilities	10,166	7,979	8,867
Long-term portion of mortgage note payable	—	2,212	—

Total liabilities	83,435	63,356	79,455

Commitments and contingencies

Stockholders’ Equity:
Preferred Stock; $.001 par value, 25,000,000 shares authorized, none issued	—	—	—
Common Stock; $.001 par value; 100,000,000 shares authorized; 31,108,981, 31,026,473 and 30,879,227 shares issued and outstanding, respectively	31	31	31
Additional paid-in capital	97,494	96,733	96,600
(Accumulated deficit) retained earnings	(5,002)	411	(5,740)

Total stockholders’ equity	92,523	97,175	90,891

Total liabilities and stockholders’ equity	$175,958	$160,531	$170,346

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share and share data)

(unaudited)

	November 1, 2008		November 3, 2007
	(13 Weeks)		(13 Weeks)
Net revenues	$56,946	100.0%	$52,017	100.0%
Cost of goods sold	35,895	63.0%	32,967	63.4%

Gross profit	21,051	37.0%	19,050	36.6%

Selling, general and administrative expenses	23,623	41.5%	23,227	44.7%
Impairment of long-lived assets	574	1.0%	—	0.0%

Total operating expenses	24,197	42.5%	23,227	44.7%

Operating loss	(3,146)	-5.5%	(4,177)	-8.0%
Interest expense, net	(209)	-0.4%	(168)	-0.3%

Loss from continuing operations before income taxes	(3,355)	-5.9%	(4,345)	-8.4%
Benefit for income taxes	(4,296)	-7.5%	(1,647)	-3.2%

Income (loss) from continuing operations	941	1.7%	(2,698)	-5.2%
Income from discontinued operations, net of income taxes	2,577	4.5%	2,710	5.2%

Net income	$3,518	6.2%	$12	0.0%

Basic earnings (loss) per share of common stock:
Income (loss) from continuing operations	$0.03		$(0.09)
Income from discontinued operations	0.08		0.09

Net income	$0.11		$0.00

WEIGHTED AVERAGE BASIC COMMON SHARES OUTSTANDING	31,108,981		30,858,372

Diluted earnings (loss) per share of common stock:
Income (loss) from continuing operations	$0.03		$(0.09)
Income from discontinued operations	0.08		0.09

Net income	$0.11		$0.00

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	31,128,163		30,993,804

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share and share data)

(unaudited)

	November 1, 2008		November 3, 2007
	(39 Weeks)		(39 Weeks)
Net revenues	$148,406	100.0%	$134,432	100.0%
Cost of goods sold	96,628	65.1%	87,840	65.3%

Gross profit	51,778	34.9%	46,592	34.7%

Selling, general and administrative expenses	68,399	46.1%	64,331	47.9%
Impairment of long-lived assets	574	0.4%	—	0.0%

Total operating expenses	68,973	46.5%	64,331	47.9%
Operating loss	(17,195)	-11.6%	(17,739)	-13.2%
Interest (expense) income, net	(501)	-0.3%	119	0.1%

Loss from continuing operations before for income taxes	(17,696)	-11.9%	(17,620)	-13.1%
Benefit for income taxes	(6,331)	-4.3%	(3,651)	-2.7%

Loss from continuing operations	(11,365)	-7.7%	(13,969)	-10.4%
Income from discontinued operations, net of income taxes	5,952	4.0%	5,628	4.2%

Net loss	$(5,413)	-3.6%	$(8,341)	-6.2%

Basic and diluted earnings (loss) per share of common stock:
Loss from continuing operations	$(0.36)		$(0.45)
Income from discontinued operations	0.19		0.18

Net loss	$(0.17)		$(0.27)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,063,088		30,827,206

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	November 1, 2008	November 3, 2007
	(39 Weeks)	(39 Weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,413)	$(8,341)
Add income from discontinued operations	5,952	5,628

Loss from continuing operations	(11,365)	(13,969)
Adjustments to reconcile net loss to net cash used in operating activities of continuing operations:
Depreciation and amortization	6,450	5,561
Impairment of long-lived assets	574	—
Stock-based compensation	761	784
Changes in operating assets and liabilities:
Inventories	(12,785)	(10,510)
Prepaid catalog costs and other current assets	(1,433)	(4,371)
Other noncurrent assets	121	257
Accounts payable, accrued expenses and other liabilities	7,385	11,143

Total adjustments	1,073	2,864

Net cash used in operating activities of continuing operations	(10,292)	(11,105)
Net cash provided by (used in) operating activities of discontinued operations	3,971	(4,682)

Net cash used in operating activities	(6,321)	(15,787)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,770)	(17,269)

Net cash used in investing activities	(10,770)	(17,269)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowing	13,813	12,169
Payment of mortgage note payable	(155)	(92)
Proceeds from exercise of employee stock options	—	697

Net cash provided by financing activities	13,658	12,774

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,433)	(20,282)
CASH AND CASH EQUIVALENTS, beginning of period	11,399	28,874

CASH AND CASH EQUIVALENTS, end of period	$7,966	$8,592

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for interest	$481	$329

Cash paid during the period for taxes	$286	$548

Capital expenditures incurred not yet paid	$1,045	$2,527

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

(unaudited)

	For The Thirteen Weeks Ended			For The Thirty-Nine Weeks Ended
	November 1, 2008	November 3, 2007		November 1, 2008		November 3, 2007
Channel net revenues (1):
Retail	$32,569	$27,282		$79,120		$66,325

Direct:
Catalog	4,641	5,645		12,525		15,731
Internet	19,736	19,090		56,761		52,376

Total direct	24,377	24,735		69,286		68,107

Total net revenues	$56,946	$52,017		$148,406		$134,432

Internet % of total direct revenues	81%	77%		82%		77%

Comparable store sales	7.6%	-1.5%		5.4%		3.1%

Catalogs mailed (1)	14,725	17,481		33,693		38,710

Inventory—retail	$21,242	$17,475		$21,242		$17,475

Inventory—direct (1)	$18,966	$15,948		$18,966		$15,948

Number of stores:
Beginning of period	94	80		86		74
Opened	2	9	*	12	**	22	***
Closed	—	2	*	2	**	9	***

End of period	96	87		96		87

Total gross sq. ft @ end of period	366.1	330.3		366.1		330.3

*	Totals include one store that was closed and relocated to another site in the same mall during the third quarter of fiscal 2007.
**	Totals include one store that was closed and relocated to another site in same mall during the first quarter of fiscal 2008, and one store that was closed and relocated to another site in same mall during the second quarter of fiscal 2008.
***	Totals include one store that was closed in the first quarter of fiscal 2007 that was remodeled and reopened during the second quarter of 2007; one store that was closed and relocated to another site in the same mall during the first quarter of fiscal 2007, one store that was closed and relocated to another site in the same mall during the second quarter of fiscal 2007, and one store that was closed and relocated to another site in the same mall during the third quarter of fiscal 2007.
(1)	Restated to exclude the CCS business

dELiA*s, Inc.

SUPPLEMENTAL FINANCIAL DATA

(in thousands)

(unaudited)

	First Quarter Ended
	5/3/2008	5/5/2007	4/29/2006
Net sales—continuing
Retail	$22,930	$19,678	$14,738
Direct	23,888	23,075	23,815

Total continuing	$46,818	$42,753	$38,553

Gross margin—continuing
Retail	$4,976	$3,922	$3,523
Direct	10,834	10,811	11,168

Total continuing	$15,810	$14,733	$14,691

Selling, general and administrative expenses—continuing
Retail	$10,747	$9,171	$7,005
Direct	11,863	11,550	11,410

Total continuing	$22,610	$20,721	$18,415

Income tax provision (benefit)
Continuing operations	$(1,098)	$(972)	$(1,006)
Discontinued operations	1,193	992	926

Total	$95	$20	$(80)

Net (loss) income
Continuing operations	$(5,791)	$(4,807)	$(2,670)
Discontinued operations	1,842	1,542	1,450

Total	$(3,949)	$(3,265)	$(1,220)

Earnings per share:
Basic:
Continuing operations—basic	$(0.19)	$(0.16)	$(0.11)
Discontinued operations—basic	0.06	0.05	0.06

Total—basic	$(0.13)	$(0.11)	$(0.05)

Weighted average shares outstanding—basic	30,878,134	30,778,033	25,636,187

dELiA*s, Inc.

SUPPLEMENTAL FINANCIAL DATA

(in thousands)

(unaudited)

	Second Quarter Ended
	8/2/2008	8/4/2007	7/29/2006
Net sales—continuing
Retail	$23,621	$19,365	$14,960
Direct	21,022	20,297	22,299

Total continuing	$44,643	$39,662	$37,259

Gross margin—continuing
Retail	$5,317	$3,609	$3,023
Direct	9,877	9,294	10,277

Total continuing	$15,194	$12,903	$13,300

Selling, general and administrative expenses—continuing
Retail	$11,370	$9,908	$7,815
Direct	11,076	10,565	10,805

Total continuing	$22,446	$20,473	$18,620

Income tax provision (benefit)
Continuing operations	$(937)	$(1,029)	$(963)
Discontinued operations	1,000	884	720

Total	$63	$(145)	$(243)

Net (loss) income
Continuing operations	$(6,518)	$(6,463)	$(4,256)
Discontinued operations	1,535	1,375	1,127

Total	$(4,983)	$(5,088)	$(3,129)

Earnings per share:
Basic:
Continuing operations—basic	$(0.21)	$(0.20)	$(0.16)
Discontinued operations—basic	0.05	0.04	0.04

Total—basic	$(0.16)	$(0.16)	$(0.12)

Weighted average shares outstanding—basic	30,893,358	30,845,214	26,374,270

dELiA*s, Inc.

SUPPLEMENTAL FINANCIAL DATA

(in thousands)

(unaudited)

	Third Quarter Ended
	11/1/2008	11/3/2007	10/28/2006
Net sales—continuing
Retail	$32,569	$27,282	$25,861
Direct	24,377	24,735	24,475

Total continuing	$56,946	$52,017	$50,336

Gross margin—continuing
Retail	$9,761	$7,413	$8,526
Direct	11,290	11,637	12,265

Total continuing	$21,051	$19,050	$20,791

Selling, general and administrative expenses—continuing
Retail	$11,521	$10,848	$8,862
Direct	12,102	12,379	12,425

Total continuing	$23,623	$23,227	$21,287

Income tax provision (benefit)
Continuing operations	$(4,297)	$(1,648)	$(1,350)
Discontinued operations	1,507	1,740	1,594

Total	$(2,790)	$92	$244

Net (loss) income
Continuing operations	$941	$(2,698)	$770
Discontinued operations	2,577	2,710	2,499

Total	$3,518	$12	$3,269

Earnings per share:
Basic:
Continuing operations—basic	$0.03	$(0.09)	$0.03
Discontinued operations—basic	0.08	0.09	0.09

Total—basic	$0.11	$0.00	$0.12

Weighted average shares outstanding—basic	31,108,981	30,858,372	27,604,578

Diluted:
Continuing operations—diluted	$0.03	$(0.09)	$0.02
Discontinued operations—diluted	0.08	0.09	0.08

Total—diluted	$0.11	$0.00	$0.11

Weighted average shares outstanding—diluted	31,128,163	30,993,804	30,960,131

dELiA*s, Inc.

SUPPLEMENTAL FINANCIAL DATA

(in thousands)

(unaudited)

	Fourth Quarter Ended
	2/2/2008	2/3/2007
Net sales—continuing
Retail	$31,744	$28,534
Direct	35,381	36,863

Total continuing	$67,125	$65,397

Gross margin—continuing
Retail	$8,324	$7,634
Direct	17,591	18,743

Total continuing	$25,915	$26,377

Selling, general and administrative expenses—continuing
Retail	$12,027	$9,791
Direct	13,724	15,423

Total continuing	$25,751	$25,214

Income tax provision (benefit)
Continuing operations	$(2,181)	$(1,807)
Discontinued operations	2,426	2,418

Total	$245	$611

Net (loss) income
Continuing operations	$2,221	$3,040
Discontinued operations	3,785	3,794

Total	$6,006	$6,834

Earnings per share:
Basic:
Continuing operations—basic	$0.07	$0.10
Discontinued operations—basic	0.12	0.13

Total—basic	$0.19	$0.23

Weighted average shares outstanding—basic	30,857,581	30,293,755

Diluted:
Continuing operations—diluted	$0.07	$0.09
Discontinued operations—diluted	0.12	0.12

Total—diluted	$0.19	$0.21

Weighted average shares outstanding—diluted	30,961,350	32,116,107

dELiA*s, Inc.

SUPPLEMENTAL FINANCIAL DATA

(in thousands)

(unaudited)

	Year Ended
	2/2/2008	2/3/2007
Net sales—continuing
Retail	$98,069	$84,094
Direct	103,488	107,451

Total continuing	$201,557	$191,545
		—

Gross margin—continuing		—
Retail	$23,268	$22,706
Direct	49,333	52,453

Total continuing	$72,601	$75,159
		—

Selling, general and administrative expenses—continuing		—
Retail	$41,954	$33,473
Direct	48,218	50,063

Total continuing	$90,172	$83,536
		—

Income tax provision (benefit)		—
Continuing operations	$(5,830)	$(5,126)
Discontinued operations	6,042	5,658

Total	$212	$532
		—

Net (loss) income		—
Continuing operations	$(11,747)	$(3,116)
Discontinued operations	9,412	8,870

Total	$(2,335)	$5,754

Earnings per share:
Basic:

	$(0.39)	$(0.11)
Discontinued operations—basic	0.31	0.32

Total—basic	$(0.08)	$0.21

Weighted average shares outstanding—basic	30,834,884	27,545,738

Diluted:
Continuing operations—diluted	$(0.39)	$(0.10)
Discontinued operations—diluted	0.31	0.28

Total—diluted	$(0.08)	$0.18

Weighted average shares outstanding—diluted	30,834,884	31,564,157